Exhibit 99.1

CELATOR® PHARMACEUTICALS ANNOUNCES BUSINESS UPDATE AND FISCAL FIRST QUARTER 2013 OPERATIONAL AND FINANCIAL RESULTS

•	Raised $32.5 Million, Completing a $39.3 Million Private Placement Financing

•	Phase 3 Study of CPX-351 in Secondary Acute Myeloid Leukemia is Enrolling as Planned

Princeton, N.J. – (May 15, 2013) Celator Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company developing new and more effective therapies to treat cancer, today reported first quarter 2013 financial results.

“Celator continues to make significant progress in advancing CPX-351, our lead investigational product. In April, the Company raised $32.5 million in the final closing of a private placement. The proceeds are expected to fully fund the Phase 3 clinical study of CPX-351,” said Scott Jackson, chief executive officer of Celator Pharmaceuticals. “We were pleased to achieve our first Phase 3 milestone, which was first patient enrolled by the end of 2012, and we expect to complete enrollment by year-end 2014. We appreciate the enthusiasm and support of the organizations participating in the Phase 3 study as we strive to offer patients improved treatment options.”

Business Highlights:

•

Enrollment continues in the Phase 3 study of the Company’s lead investigational product, CPX-351 (cytarabine:daunorubicin) Liposome Injection in patients 60-75 years of age with secondary Acute Myeloid Leukemia (AML). Clinical sites in North America continue to open for enrollment in support of the Phase 3 study. The last patient is expected to enroll in this Phase 3 study by year-end 2014.

•

Celator completed a $32.5 million final closing of a private placement of common stock and warrants to purchase common stock. Proceeds totaling $39.3 million, including $6.8 million from prior closings, were raised in this financing and will support the late-stage clinical development of CPX-351.

•

A Phase 2 study of CPX-351 in adults with untreated high-risk Myelodysplastic Syndrome and AML (excluding Acute Promyelocytic Leukemia) at high risk of treatment-related mortality was opened at the Fred Hutchinson Cancer Research Center.

•

Dr. Lisa DeLuca joined the company as vice-president, regulatory affairs. Dr. DeLuca is responsible for ongoing interactions with global regulatory bodies, including the FDA, and leading the registration strategy for CPX-351.

•

Dr. Anthony (Tony) Tolcher, joined the Company’s Scientific Advisory Board. Dr. Tolcher is a founder and the Director of Clinical Research at START (South Texas Accelerated Research Therapeutics), the world’s largest Phase 1 medical oncology program. Dr. Tolcher previously served as the Director of Clinical Research at the Cancer Therapy and Research Center (CTRC) in San Antonio.

•

Scott Morenstein, managing director at Valence Life Sciences, joined the Board of Directors. Mr. Morenstein joined Caxton Advantage Venture Partners, the predecessor to Valence, in 2007, and was promoted to managing director in 2012. He has over 13 years of experience in the life sciences industry.

First Quarter 2013 Financial Results:

•

Recognized $154,000 related to the amortization of $2.0 million upfront payment received from The Leukemia and Lymphoma Society® (LLS). This is part of the $5.0 million in funding support LLS has committed to the conduct of the Phase 3 study. In first quarter 2012, the company recognized $135,000 from LLS as the last payment related to funding support for a Phase 2b study.

•

Research and development expenses were $1.7 million for the first quarter of 2013, compared to $920,000 for the first quarter of 2012. The increase in research and development expenses was primarily attributable to the increase in clinical trial and regulatory activities related to the Phase 3 CPX-351 study and severance related to staff reductions.

•

General and administrative expenses were $1.3 million for the first quarter of 2013, compared to $778,000 for the first quarter of 2012. The increase was primarily attributable to severance and relocation of the finance function to the Princeton office and for increased professional services related to the Company becoming a public reporting company.

•	The net loss per share was $0.22 for the first quarter of 2013, compared to a net loss per share of $0.18 for the first quarter of 2012.

•

As of March 31, 2013, Celator had $8.1 million in cash and cash equivalents, $2.7 million in debt, and 13.7 million shares of common stock outstanding (prior to the final closing of the private placement in April 2013 that provided net proceeds totaling $29.5 million).

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Princeton, N.J., and Vancouver, B.C., is a publicly held pharmaceutical company developing new and more effective therapies to treat cancer. CombiPlex®, the Company’s proprietary drug ratio technology platform, represents a novel approach that identifies molar ratios of drugs that will deliver a synergistic benefit, and locks the desired ratio in a nano-scale drug delivery vehicle that maintains the ratio in patients with the goal of improving clinical outcomes. The company pipeline includes two clinical stage products; CPX-351 (a liposomal formulation of cytarabine:daunorubicin) for the treatment of acute myeloid leukemia and CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer; a preclinical stage product, CPX-571 (a liposomal formulation of irinotecan:cisplatin); and multiple research programs, including the hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. For more information, please visit the company’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidate. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Celator’s Form 10-K for the year ended December 31, 2012.

Summary financial statements attached:

Celator Pharmaceuticals, Inc. and Subsidiaries

(A development stage company)

Consolidated Statement of Operations

(Unaudited)

	Three months ended March 31
	2013	2012
Expenses
Research and development	$1,651,409	$920,475
Leukemia & Lymphoma Society funding	(153,846)	(135,000)
General and administrative	1,348,999	778,350
Loss on disposal of property and equipment	13,727	13,872
Amortization and depreciation	47,588	85,965

Operating loss	(2,907,877)	(1,663,662)

Other income (expenses)
Foreign exchange (loss) gain	(3,049)	83
Interest and miscellaneous income	429	879
Interest expense	(47,654)	(366,917)

Loss before income taxes	(2,958,151)	(2,029,617)

Income tax	—	—

Net loss incurred in the developmental stage	$(2,958,151)	$(2,029,617)

Net loss per share
Basic and diluted	$(0.22)	$(0.18)

Weighted average of common shares outstanding
Basic and diluted	13,673,160	11,230,667

Celator Pharmaceuticals, Inc. and Subsidiaries

(A development stage company)

Consolidated Balance Sheets

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$8,110,389	$9,648,008
Restricted cash	339,377	40,205
Other receivables	115,552	2,000,357
Prepaid expenses and deposits	99,979	148,275
Assets held for sale	207,566	251,269
Other current assets	440,000	—

Total current assets	9,312,863	12,088,114
Property and equipment, net	1,197,437	1,245,025
Other assets	161,102	105,805

Total assets	$10,671,402	$13,438,944

Liabilities
Current liabilities:
Accounts payable	$597,169	$699,858
Accrued liabilities	1,937,866	1,194,998
Current portion of deferred revenue	615,384	615,384
Current portion of loans	1,200,000	1,200,000

Total current liabilities	4,350,419	3,710,240

Deferred revenue	923,078	1,076,924
Loans payable	1,500,000	1,800,000

Total liabilities	6,773,497	6,587,164

Stockholders’ Equity
Common stock
Authorized 255,000,000 shares, par value $0.001 Issued and outstanding 13,673,160 shares as of March 31, 2013 and December 31, 2012	13,673	13,673
Warrants	1,083,193	1,083,193
Additional paid-in capital	118,513,671	118,509,395
Accumulated and other comprehensive loss	(1,133,266)	(1,133,266)
Deficit accumulated during the developmental stage	(114,579,366)	(111,621,215)

Total Stockholders’ Equity	3,897,905	6,851,780

Total Liabilities and Stockholders’ Equity	$10,671,402	$13,438,944

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